Exhibit 99.1

CORRECTION - Presidio Property Trust, Inc. Announces Earnings for

the Year Ended December 31, 2024

SAN DIEGO, April 07, 2025 (GLOBE NEWSWIRE) -- In a release issued under the same headline on March 31, 2025 by Presidio Property Trust, Inc.(Nasdaq: SQFT, SQFTP, SQFTW), please note in the “The Year Ended December 31, 2024, Financial Results” section, in the second sentence of the first bullet the value for net real estate assets of $12.3 million is actually $127.6 million. The corrected release follows.

Presidio Property Trust, Inc. (Nasdaq: SQFT, SQFTP, SQFTW) (the “Company”), an internally managed, diversified real estate investment trust (“REIT”), today reported earnings for its year ended December 31, 2024.

“We are pleased to report our 2024 earnings, continuing the strong rent collections that we have seen over the last few years, resulting in an increase to rental income during the year,” said Jack Heilbron, the Company’s President and Chief Executive Officer. “We were able to refinance two of our commercial properties during the year, as well as acquire 19 model homes.”

“During the fourth quarter, we entered into 3 leases with new tenants totaling nearly 23,000 square feet. Our tenant retention activity has been particularly noteworthy, as we successfully renewed 83% of expiring square footage during this same period. Our overall leasing outlook is positive for 2025” said Gary Katz, the Company’s Chief Investment Officer.

We are pleased with our 2024 model home activity for both the acquisition and resale segments. So far, the first quarter of 2025 is preforming as we expected. We sold 51 model homes in 2024 for $24.8 million and recorded a gain of approximately $3.4 million. We also remain focused on identifying new acquisition opportunities during 2025,” said Steve Hightower, President of the Model Home Division.

The Year Ended December 31, 2024, Financial Results

Net loss attributable to the Company’s common stockholders for the year ended December 31, 2024 was approximately $27.9 million, or ($2.25) per basic and diluted share, compared to a net gain of approximately $8.0 million, or ($0.68) per basic and diluted share for the year ended December 31, 2023. The change in net income attributable to the Company’s common stockholders was a result of:

●	Total revenue were approximately $18.9 million for the year ended December 31, 2024, compared to approximately $17.6 million for the same period in 2023, an increase of approximately $1.3 million or 7.3%. As of December 31, 2024, we had approximately $127.6 million in net real estate assets including 78 model homes, compared to approximately $144.2 million in net real estate assets including 110 model homes at December 31, 2024. The average number of model homes held during the years ended December 31, 2024 and 2023 was 94 and 101, respectively. The change in revenue is directly related to the increase in model home transaction fees during the current period, new commercial real estate leases, mainly at Grand Pacific Center, and the management fees earned from Conduit during the current period, which was terminated in June 2024.

●	General and administrative (“G&A”) expenses were approximately $7.5 million for the year ended December 31, 2024, compared to approximately $6.8 million for the same period in 2023, representing an increase of approximately $0.7 million or 10.8%. As a percentage of total revenue, our general and administrative costs were approximately 39.8% and 38.5% for the years ended December 31, 2024 and 2023, respectively. G&A expenses increased by approximately $0.5 million mainly related to the 2024 annual meeting and settlement with Zuma Capital and certain individuals and entities affiliated or associated with Zuma Capital Management, LLC (“Zuma Capital”). This included additional consulting fees, higher proxy solicitation fees and legal fees, which increased by an aggregate of approximately $0.6 million in 2024 as compared to 2023. Additionally, employee, ex-officer and board costs, including stock compensation and bonus accruals increased during the year ended December 31, 2024 by approximately $0.5 million as compared to the same period in 2023 related to De-SPAC success bonuses to current and former employees. This was slightly offset by the approximately $0.2 million reduction of D&O insurance related to the SPAC in 2023 that was not consolidated during 2024.

●	During the year ended December 31, 2024, we recognized a non-cash impairment charge of approximately $2.0 million on goodwill and our real estate assets. Of the $2.0 million impairment for the year, approximately $1.4 million was related to our commercial properties Dakota Center and 300 NP, approximately $0.4 million was related to model homes, and approximately $0.2 million was related to goodwill impairment. The impairment on our commercial property, Dakota Center, was the result of the loan maturing in July and the Company not being able to reach an agreement with the lenders regarding a loan modification or extension. In October, the lender has agreed to a sale of the property to settle the balance of the non-recourse loan. Due to the uncertainties in the Fargo market, we decided to impair the property’s book value, in accordance with ASC 360-10 impairment of long-lived assets and for long-lived assets to be disposed of, to be in line with the current loan balance and estimated closing costs, which is the expected sales price. As such, we recorded an impairment charge of approximately $0.7 million, during September 2024. The impairment on 300 NP, totaling approximately $0.7 million related to changing values in the area and low historical occupancy. This property is not listed for sale and has no debt. The new impairment charges for the model homes reflects the estimated and actual sales prices for these specific model homes that were sold after the end of each quarter. This was the result of an abnormally short hold period, less than two years, on model homes purchased in 2022. The builder changed their product style in the neighborhoods where these model homes are located, in Texas, after we had purchased the homes. We do not believe these losses are indicative of our overall model home portfolio.

●	During the year ended December 31, 2024, we sold 51 model homes for approximately $24.8 million and the Company recognized a gain of approximately $3.4 million.

●	Our investments in Conduit’s common stock (2,944,514 shares of CDT) and public common stock warrants (709,000 warrants of CDTTW) and private warrants (540,000) presented on the consolidated balance sheets were measured at fair value and totaled approximately $0.2 million as of December 31, 2024, resulting in a net loss on investment for the year ended December 31, 2024 totaling approximal $17.9 million.

●	Interest expense, including amortization of deferred finance charges was approximately $6.1 million for the year ended December 31, 2024 compared to approximately $5.0 million for the same period in 2023, an increase of approximately $1.0 million, or 20.9%. The increase in mortgage interest expense relates to the increase our weighted average interest rate increased from 5.18% to 5.63% over the same time period. With the sale of our commercial properties in 2025, we could expect interest expense to decrease until additional financing is acquired in connection with new real estate purchases.

FFO (non-GAAP) increase by approximately $2.8 million to approximately $(3.4 million) from $(6.2 million) for the years ended December 31, 2024 and 2023, respectively. A reconciliation of FFO to net income, the most directly comparable GAAP financial measure, is attached to this press release. However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.

We believe Core FFO (non-GAAP) provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Core FFO increased by about $3.2 million, from approximately $(5.2 million) for the year ended December 31, 2023, to approximately $(2.0 million) for the year ended December 31, 2024. A reconciliation of Core FFO to net income, the most directly comparable GAAP financial measure, is attached to this press release.

Acquisitions and Dispositions for the year ended December 31, 2024:

Acquisitions during the year ended December 31, 2024:

●	We acquired 19 Model Home Properties and leased them back to the homebuilders under triple net leases during the year ended December 31, 2024. The purchase price for these properties was $9.7 million. The purchase price consisted of cash payments of $3.0 million and mortgage notes of $6.7 million.

Dispositions during the year ended December 31, 2024:

●	51 model homes for approximately $24.8 million and the Company recognized a gain of approximately $3.4 million.

Segment Income during the year ended December 31, 2024:

The CODM evaluates the performance of our segments based upon an internal net operating income (“NOI”), which is a non-GAAP supplemental financial measure on a quarterly basis as disclosed in the 10-Qs and 10-Ks. We believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. The Company defines NOI for its segments as operating revenues (rental income, tenant reimbursements, parking income, and other operating income, net of provision for bad debt) less rental operating costs (property operating expenses, real estate taxes, insurance, utilities, repairs and maintenance, and asset management fees) excluding interest expense. NOI excludes certain items that are not considered to be controllable in connection with the management of an asset such as non-property income & expenses, depreciation & amortization, real estate acquisition fees & expenses, non-cash impairments and corporate general & administrative expenses. Quarterly the Company reviews and test for non-cash impairments, as required by GAAP, on all our properties ( i.e. Office/Industrial properties, Retail properties, and Model Home segments); however, the CODM does not consider those non-cash impairments with evaluating the segment’s cash operations and NOI.

The CODM uses NOI to evaluate and assess each segments’ performance and in deciding how to allocate resources. For Model Home performance the CODM also includes the gain or loss on sale of real estate assets net of any impairments, because they believe that is a major component in the operating success of the segment and part of the business model for Model Homes. The gain on sale of model homes resulted in cash flows to the Company that the CODM can decide on how to allocate to future operations.

The following tables compare the Company’s segment activity and NOI and adjusted NOI for Model Home income to its results of operations and financial position as of and for the years ended December 31, 2024 and 2023, respectively. The line items listed in the below NOI tables include the significant expense considered by the CODM for cash allocations on future investments. The Other Non-Segment & Consolidating Items represent corporate activity, the investment in Conduit Pharmaceutical, and other eliminating items for consolidation. The information for Corporate and Other are presented to reconcile back to the consolidated statement of operations, but is not considered a reportable segment. This includes the loss on Conduit marketable securities.

	For the Year Ended December 31, 2024

	Retail	Office/Industrial	Model Homes	Corporate and Other	Total

Rental revenue	$1,595,464	$9,778,458	$4,368,169	$—	$15,742,091
Recovery revenue	463,158	2,318,564	—	—	2,781,722
Other operating revenue	62,041	241,530	68,084	29,807	401,462
Total revenues	2,120,663	12,338,552	4,436,253	29,807	18,925,275

Rental operating costs	608,667	6,136,564	171,621	(660,775)	6,256,077
Net Operating Income (NOI)	1,511,996	6,201,988	4,264,632	690,582	12,669,198

Gain on Sale - Model Homes	—	—	3,426,572	—	3,426,572
Impairment of Model Homes	—	—	(406,374)	—	(406,374)

Adjusted NOI	$1,511,996	$6,201,988	$7,284,830	$690,582	$15,689,396

Dividends paid during the years ended December 31, 2024 and 2023:

The following is a summary of distributions declared per share of our Series A Common Stock and for our Series D Preferred Stock for the years ended December 31, 2024 and 2023.

Series A Common Stock

Quarter Ended	2024	2023
	Distributions Declared	Distributions Declared
March 31	$—	$0.022
June 30	—	0.023
September 30	—	0.023
December 31	—	0.023
Total	$—	$0.091

Series D Preferred Stock

Month	2024	2023
	Distributions Declared	Distributions Declared
January	$0.19531	$0.19531
February	0.19531	0.19531
March	0.19531	0.19531
April	0.19531	0.19531
May	0.19531	0.19531
June	0.19531	0.19531
July	0.19531	0.19531
August	0.19531	0.19531
September	0.19531	0.19531
October	0.19531	0.19531
November	0.19531	0.19531
December	0.19531	0.19531
Total	$2.34372	$2.34372

About Presidio Property Trust

Presidio is an internally managed, diversified REIT with holdings in model home properties which are triple-net leased to homebuilders, office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Arizona, Illinois, Texas, Wisconsin, and Florida. Our office, industrial and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing several properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas, including those that have developed as a result of COVID-19. Presidio owns approximately 6.5% of the outstanding common stock of Conduit Pharmaceuticals Inc., a disease agnostic multi-asset clinical-stage disease-agnostic life science company providing an efficient model for compound development. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Definitions

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The Company evaluates performance based on Funds From Operations, which we refer to as FFO, as management believes that FFO represents the most accurate measure of activity and is the basis for distributions paid to equity holders. The Company defines FFO as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, hedge ineffectiveness, acquisition costs of newly acquired properties that are not capitalized and lease acquisition costs that are not capitalized plus depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges on properties or investments in non-consolidated REITs, and after adjustments to exclude equity in income or losses from, and, to include the proportionate share of FFO from, non-consolidated REITs.

However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration, non-cash warrant dividends, other non-recuring expenses, and the amortization of stock-based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements also include statements relating to the closing of the business combination with Conduit within a certain timeframe or at all. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.
Lowell Hartkorn, Investor Relations
LHartkorn@presidiopt.com
Telephone: (760) 471-8536 x1244

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2024	2023

ASSETS
Real estate assets and lease intangibles:
Land	$15,983,323	$21,660,644
Buildings and improvements	102,862,977	133,829,416
Tenant improvements	16,488,066	17,820,948
Lease intangibles	3,776,654	4,110,139
Real estate assets and lease intangibles held for investment, cost	139,111,020	177,421,147
Accumulated depreciation and amortization	(33,700,262)	(38,725,356)
Real estate assets and lease intangibles held for investment, net	105,410,758	138,695,791
Real estate assets held for sale, net	22,185,742	5,459,993
Real estate assets, net	127,596,500	144,155,784
Other assets:
Cash, cash equivalents and restricted cash	8,036,496	6,510,428
Deferred leasing costs, net	1,666,135	1,657,055
Goodwill	1,389,000	1,574,000
Investment in Conduit Pharmaceuticals marketable securities (see Notes 2 & 9)	206,177	18,318,521
Deferred tax asset	298,645	346,762
Other assets, net (see Note 6)	3,376,697	3,400,088
Total other assets	14,973,150	31,806,854
TOTAL ASSETS (1)	$142,569,650	$175,962,638
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$80,977,448	$103,685,444
Mortgage notes payable related to properties held for sale, net	21,116,646	4,027,829
Mortgage notes payable, total net	102,094,094	107,713,273
Accounts payable and accrued liabilities	3,290,170	4,770,845
Accrued real estate taxes	1,972,477	1,953,087
Dividends payable	194,784	174,011
Lease liability, net	64,345	16,086
Below-market leases, net	8,625	13,266
Total liabilities	107,624,495	114,640,568

Commitments and contingencies (see Note 10)
Equity:
Series D Preferred Stock, $0.01 par value per share; 1,000,000 shares authorized; 997,085 shares issued and outstanding (liquidation preference $25.00 per share) as of December 31, 2024 and 890,946 shares issued and outstanding as of December 31, 2023	9,971	8,909
Series A Common Stock, $0.01 par value per share, shares authorized: 100,000,000; 12,834,317 shares and 12,265,061 shares were issued and outstanding at December 31, 2024 and December 31, 2023, respectively	128,343	122,651
Additional paid-in capital	185,770,842	182,331,408
Dividends and accumulated losses	(159,374,010)	(131,508,785)
Total stockholders’ equity before noncontrolling interest	26,535,146	50,954,183
Noncontrolling interest	8,410,009	10,367,887
Total equity	34,945,155	61,322,070
TOTAL LIABILITIES AND EQUITY	$142,569,650	$175,962,638

(1) As of December 31, 2024 and 2023, includes approximately $11.4 million and $18.1 million, respectively, of assets related to consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities.

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the Year Ended December 31,
	2024	2023
Revenues:
Rental income	$18,523,813	$17,392,397
Fees and other income	401,462	243,217
Total revenue	18,925,275	17,635,614
Costs and expenses:
Rental operating costs	6,256,077	5,962,918
General and administrative	7,526,675	6,790,432
Depreciation and amortization	5,515,518	5,425,739
Impairment of goodwill and real estate assets	1,969,311	3,247,097
Total costs and expenses	21,267,581	21,426,186
Other income (expense):
Interest expense - mortgage notes	(6,050,196)	(5,004,889)
Interest and other income, net	(151,356)	1,435,298
Gain on sales of real estate, net	3,426,572	3,240,200
Net loss in Conduit Pharmaceuticals marketable securities (see footnote 9)	(17,925,723)	(23,359,774)
Gain on deconsolidation of SPAC (see footnote 9)	—	40,321,483
Income tax (expense) benefit	(60,855)	335,780
Total other (loss) income, net	(20,761,558)	16,968,098
Net (loss) income	(23,103,864)	13,177,526
Less: Income attributable to noncontrolling interests	(2,524,665)	(3,031,080)
Net (loss) income attributable to Presidio Property Trust, Inc. stockholders	$(25,628,529)	$10,146,446
Less: Preferred Stock Series D dividends	(2,236,696)	(2,118,846)
Net (loss) income attributable to Presidio Property Trust, Inc. common stockholders	$(27,865,225)	$8,027,600

Net (loss) income per share attributable to Presidio Property Trust, Inc. common stockholders:
Basic & Diluted	$(2.25)	$0.68

Weighted average number of common shares outstanding - basic & dilutive	12,386,594	11,847,814

FFO AND CORE FFO RECONCILIATION

	For the Years Ended December 31,
	2024	2023
Net (loss) income attributable to Presidio Property Trust, Inc. common stockholders	$(27,865,225)	$8,027,600
Adjustments:
Income attributable to noncontrolling interests	2,524,665	3,031,081
Depreciation and amortization	5,515,518	5,425,739
Amortization of above and below market leases, net	(4,640)	(4,974)
Impairment of real estate assets	1,969,311	3,247,097
Loss on Conduit marketable securities	17,926,283	21,945,354
Gain on deconsolidation of SPAC	-	(40,321,483)
Loss (Gain) on sale of real estate assets	(3,426,572)	(3,240,200)
FFO	$(3,360,660)	$(1,889,786)
Stock Based Compensation	1,379,080	989,515
Core FFO	$(1,981,580)	$(900,271)

Weighted average number of common shares outstanding - basic and diluted	12,386,594	11,847,814

Core FFO / Wgt Avg Share	$(0.160)	$(0.076)

Quarterly Dividends / Share	$—	$0.091